Mail Stop 3651

      June 23, 2005

Mr. Brett D. Heffes
Chief Financial Officer and Treasurer
Winmark Corporation
4200 Dahlberg Drive, Suite 100
Minneapolis, MN 55422

	Re:	Winmark Corporation
      Form 10-K for the Fiscal Year Ended December 25, 2004
      Filed March 16, 2005
      File No. 0-22012

Dear Mr. Heffes:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,



      Mike Moran
								Accounting Branch Chief

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-0405

         DIVISION OF
CORPORATION FINANCE